Delisting Determination, The Nasdaq Stock Market, LLC, June 11, 2025,
SPI Energy Co., Ltd.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the security of SPI Energy Co., Ltd.
effective at the opening of the trading session on July 7, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rules 5550(a)(2) and 5250(c)(1).
The Company was notified of the Staff determination on October 15, 2024.
On October 22, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel
(Panel) pursuant to Listing Rule 5815.
Additionally, Nasdaq Staff
determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5250(c)(1) because of another filing delinquency.
The Company was notified of the additional Staff determination on November 19, 2024.
On December 16, 2024, the hearing was held.
Additionally, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5620(a) because of another filing delinquency.
The Company was notified of the additional
Staff determination on January 10, 2025.
On January 13, 2025, the Panel reached
a decision and a Decision letter was issued on that same day.
Based on the information presented at the hearing, the Panel has determined to delist the Company shares from the Exchange. The Company has experienced prolonged financial challenges due to difficult market conditions and debts owed to vendors. These financial challenges hampered the Company ability to adequately fund its independent audits and maintain compliance with the Nasdaq periodic filing rule and bid price rule. While the Panel acknowledged the challenges faced by Companies during difficult financial times, the Company must nonetheless possess the funds necessary to carry out its most basic functions including the procurement of external financial audits and corporate management events such as shareholder meetings needed in order to address regulatory requirements. The Panel also noted that the Company failed to bring any representatives from the Audit Committee of the Board of Directors that could speak to the material weaknesses that were identified by its financial auditors.
Based on this, and the Company general lack of initiative to resolve listing deficiencies in a timely manner, the Panel concluded that the Company failed to exhibit the most basic respect for Exchange rules and diligence required of a listed company. The Panel further noted that the failure on the part of the Company representatives to speak to critical portions of the Company listing challenges demonstrates a lack of respect for the process.
The Company security was suspended on January 15, 2025. The Staff determination to delist the Company security became final on February 27, 2025.